Exhibit 99.1

NEWS RELEASE

Contact:
Arthur Nguyen
Chief Financial Officer
408-982-8588 x173
anguyen@tvia.com

FOR IMMEDIATE RELEASE

TVIA REPORTS THIRD QUARTER EARNINGS

SANTA CLARA, CALIFORNIA – February 3, 2004 – Tvia, Inc. (NASDAQ SmallCap: TVIA), a leading provider of display processors for the advanced television and emerging display markets, announced today financial results for the third quarter of fiscal 2004, ended December 31, 2003.

Revenue for the quarter ended December 31, 2003 was $628,000, compared to $438,000 for the quarter ended December 31, 2002. For the nine months ended December 31, 2003, revenues were $1,828,000, as compared to $1,731,000 in the comparable period of fiscal 2003. Net loss for the quarter ended December 31, 2003 was $2,946,000, including a write-off of $1,450,000 licensed technology, or $0.13 per share on a diluted basis, compared to a net loss of $2,818,000, or $0.13 per share, in the quarter ended December 31, 2002. Net income for the nine months ended December 31, 2003 was

$2,432,000, or $0.10 per share on a diluted basis, compared to a net loss of $10,639,000, or $0.48 per share, for the comparable period of fiscal 2003.

The operating loss for the quarter ended December 31, 2003 was $3,048,000, compared to an operating loss of $2,967,000 for the quarter ended December 31, 2002. The operating loss for the nine months ended December 31, 2003 was $6,939,000, compared to an operating loss of $11,226,000, in the comparable period of fiscal 2003.

“I am pleased with the continued progress we are making” said Eli Porat, Tvia’s president and chief executive officer. “We have accelerated our transition into a pure display-processor company focused on delivering the state-of-the-art technology for the interactive TV market and for Asia Pacific TV manufacturers creating next-generation digital LCD, HD, and progressive-scan TVs. We have sampled our TV5700 to major TV manufacturers in the ASIA pacific market and we are very excited about the manufacturers’ interest in our product. We are pleased with the opportunity to give our customers the ability to use our display processors as a low-cost foundation for building next-generation digital TVs. With Tvia’s products, TV manufacturers can cost-effectively meet the high-performance demands of even the most-discriminating consumers.”

Tvia’s new strategy is centered on TrueView, a new generation of digital display processors that provide outstanding price/performance and flexibility to manufacturers of advanced TV products. The TrueView 5600 provides support to mobile interactive LCD TV and Infotainment Smart LCD Displays. The TrueView 5700 delivers progressive-scan display for CRT-based TVs. The TrueView IC TV5800 is being designed for use in next-generation LCD TVs. These processors will provide the highest-quality display at a price/performance ratio that enables manufacturers to rapidly build the most cost-effective products for a variety of customers.

Management will host a conference call at 2 p.m. Pacific Time on February 3, 2004 to discuss Tvia’s results for the quarter ended December 31, 2003. The call can be accessed by calling (303) 205-0033 or by visiting www.tvia.com. A replay of the conference call will be available by calling (303) 590-3000, access code 563684# or by visiting Tvia’s web site.

ABOUT TVIA

Tvia, Inc. is a fabless semiconductor company that designs and produces display processors for the interactive TV market. It offers a family of flexible, high-quality display processors to Asia-Pacific TV manufacturers creating next-generation digital LCD, HD, and progressive-scan TVs. Tvia provides customers with the foundation for building the most cost-effective TVs on the market

Information in this release that involves Tvia’s expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this press release include statements as to Tvia’s focus, cost reduction efforts, Tvia’s development of new products, the features and benefits of Tvia’s products, and product acceptance and introduction by customers. All forward-looking statements included in this release are based upon information available to Tvia as of the date of this release, and Tvia assumes no obligation to update any such forward-looking statements. These statements are not guarantees of future performance, and actual results could differ materially from out current expectations. Factors that could cause or contribute to such differences or risks associated with our business are discussed in the Company’s Annual Report on Form 10-K for the year ended March 31, 2003 filed on June 24, 2003, and Form 10-Q for the quarter ended September 30, 2003 filed on November 14, 2003, with the Securities and Exchange Commission (“SEC”), and in other reports filed from time to time with the SEC. These risks include, but are not limited to, the slower than anticipated emergence of the interactive television market, our ability to specify, develop or acquire, complete, introduce, market and transition to volume production new products and technologies in a timely manner, and the extent and duration of the current economic and business environment.

TVIA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	December 31,	March 31,
	2003	2003

ASSETS
Current assets:
Cash and cash equivalents	$4,229	$11,080
Short term investments	24,120	13,337
Accounts receivable, net	436	331
Inventories	601	1,055
Other current assets	1,417	411

Total current assets	30,803	26,214
Property and equipment, net	2,239	3,209
Other assets	113	1,770

Total assets	$33,155	$31,193

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$661	$632
Accrued liabilities and other	858	1,175
Short term portion of capital leases	139	134

Total current liabilities	1,658	1,941
Long-term liabilities	36	486

Total liabilities	1,694	2,427
Total stockholders’ equity	31,461	28,766

Total liabilities and stockholders’ equity	$33,155	$31,193

TVIA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,

	2003	2002	2003	2002

Revenues	$628	$438	$1,828	$1,731
Cost of revenues	359	304	1,056	1,237

Gross profit	269	134	772	494
Operating expenses:
Research and development	2,667	1,880	5,716	7,303
Sales, general and administrative	650	723	1,995	2,872
Amortization of deferred stock compensation	—	198	—	595
Restructuring charges	—	300	—	950

Total operating expenses	3,317	3,101	7,711	11,720

Operating loss	(3,048)	(2,967)	(6,939)	(11,226)
Interest income	102	149	296	587
Gain on sale of software business	—	—	9,075	—

Net income (loss)	$(2,946)	$(2,818)	$2,432	$(10,639)

Basic net income (loss) per share	$(0.13)	$(0.13)	$0.11	$(0.48)

Diluted net income (loss) per share	$(0.13)	$(0.13)	$0.10	$(0.48)

Shares used in the per share calculation:
Basic	22,374	21,948	22,234	21,943

Diluted	22,374	21,948	23,695	21,943